Exhibit 99.1

Patriot National Acquires TriGen Insurance Solutions

FORT LAUDERDALE, FL., April 1, 2015 – Patriot National, Inc. (NYSE: PN), announced today that it has acquired TriGen Insurance Solutions, a specialty insurance brokerage based in Boca Raton, Florida, with offices in Orlando, Florida and Atlanta, Georgia. The total purchase price, assuming all earn-out criteria are met, would be a maximum of $9.74 million, or approximately 4.5 times its 2015 EBITDA forecast.

TriGen Insurance Solutions is a multi-line insurance broker and risk management services firm offering tailored solutions to clients across a variety of industries. Carla Busick and Chris Rhoden, who have served as Chief Executive Officer and President, respectively, since 2012, will continue to operate the business along with Martin H. Jones, the firm’s top producer. TriGen will become a new operating subsidiary of Patriot National led by Busick, and Jones will lead a new office in Atlanta, Georgia.

“The acquisition of TriGen Insurance Solutions is consistent with our growth strategy to extend Patriot National’s service offerings through specialty brokerage companies that directly source a broad base of commercial lines insurance from top tier retail agencies,” said Steven M. Mariano, Chief Executive Officer of Patriot National. “TriGen’s well-established relationships with insurance carriers will grow our customer base. It will also expand our operations into Atlanta, where we plan to open our ninth regional service center to better serve this dynamic Southeast region.

“As with our other recent acquisitions, we expect this deal to be immediately accretive to EBITDA,” Mariano added.

About Patriot National

Patriot National is a national provider of comprehensive outsourcing solutions within the workers’ compensation marketplace for insurance companies, employers, local governments and reinsurance captives. Patriot National provides general agency services, technology outsourcing, specialty underwriting and policyholder services and claims administration services to its insurance carrier clients and other clients. Patriot National is headquartered in Fort Lauderdale, Florida with seven regional offices around the country.

Forward Looking Statements

This press release may include statements that may be deemed to be forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties, and there are important factors that could cause our actual results to differ materially from those indicated in these statements, including those matters contained in our filings with the Securities and Exchange Commission. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this press release. Any forward-looking statement that we may make in this press release speaks only as of the date of such

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statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments.

Media and Investor Contacts:

Lisa Mueller, (310) 622-8231

Paige Hart, (310) 622-8244

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